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                                                                     Exhibit 5.1

                                 [Letterhead of]

              MUCH SHELIST FREED DENENBERG AMENT & RUBENSTEIN, P.C.

                                  June 10, 2004


Vita Food Products, Inc.
2222 West Lake Street
Chicago, Illinois  60612


           Re:    Vita Food Products, Inc.
                  Form S-8/A Registration Statement
                  ---------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Vita Food Products, Inc., a Nevada corporation (the "Company"), and have reviewed the Company's Registration Statement on Form S-8/A covering 200,000 additional shares (the "Additional Plan Shares") of the Company's common stock, $0.01 par value (the "Common Stock"), issuable under the Company's 1996 Stock Option Plan, as amended (the "Plan").

         With respect to the foregoing, we have examined such documents and questions of law as we have deemed necessary to render the opinions expressed herein. Based upon the foregoing, we are of the opinion that the Additional Plan Shares issuable under and following the terms and conditions of the Plan, when issued in accordance with the Plan, will be duly authorized, validly issued, fully paid and nonassessable so long as unissued shares remain from those presently authorized.

         We hereby consent to the use of this opinion in the above referenced Registration Statement.

                           Respectfully submitted,


                           /s/ Much Shelist Freed Denenberg Ament & Rubenstein
                           ---------------------------------------------------
                           Much Shelist Freed Denenberg Ament & Rubenstein, P.C.